Release:    February 28, 2018

CP’s specific share repurchase program terminated; normal course issuer bid remains in effect

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announced today that the third-party seller under the specific share repurchase program announced on February 14, 2018 (“the Program”) has exercised its right to terminate the Program. CP purchased an aggregate of 20,000 common shares under the Program for an aggregate purchase price of $4,471,960. All common shares acquired under the Program were cancelled upon purchase by CP.

The Program formed part of CP’s normal course issuer bid announced on May 10, 2017, which continues to be in effect.

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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Maeghan Albiston
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